Exhibit 99.1

Calibert Explorations Changes Name to Net Savings Link and Announces New Business Model   (1)

CLEARWATER BEACH, Fla., March 1, 2011 /PRNewswire/ -- Calibert Explorations, LTD (OTC Bulletin Board:CXLT.ob - News) announces that the company has changed its name to Net Savings Link, Inc. in furtherance of its new business strategy, to provide consumers with unparalleled savings on everyday items through an online membership participation program.  The launch of the company's new website, NetSavingsLink.com, together with its associated marketing strategy, will form the company's new core business model.

"We are now commencing the implementation of our mission statement... linking multiple markets from individuals and families to networks and organizations... with a limitless world of savings solutions and consumer benefits," said David Saltrelli, President and CEO of Net Savings Link.  "In short, the company will deliver extensive cost savings benefits to the average US family... benefits that are designed to save consumers over $6,000 on average per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more," continued Saltrelli.

"People really take notice when they can save, on average, 50% or more on the goods and services they purchase the most... especially in these challenging times," added Saltrelli.

The company believes consumers will be motivated to share the tremendous savings they receive from being a Net Savings Link member with family and friends through their own social networks.

"We believe consumers will begin to use the Net Savings Link website more and more frequently to ensure they are stretching their dollar as far as possible," said Saltrelli.

In addition to individual online memberships, Net Savings Link memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base.

"As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users," said Saltrelli.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC. Readers should also be advised that the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 do not apply to issuers of penny stock.  A penny stock is a stock that trades for less than $5 per share and is not listed on a major stock exchange.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com